                                                                     EXHIBIT 4.4

                                November 22, 2002

[DIRECTOR'S NAME AND MAILING ADDRESS]

Dear [NAME OF DIRECTOR]

We are  pleased  to  inform  you that on  November  22,  2002 the  Stock  Option
Committee  of the  Board of  Directors  of  American  Pacific  Corporation  (the
"Company")  granted you an option pursuant to the Company's 2002 Directors Stock
Option Plan (the "Plan") to purchase [Number of Shares] shares (the "Shares") of
Common Stock, par value $.10 per share, of the Company,  at a price of $8.36 per
Share.  The  exercise  of this  option is subject to approval of the Plan by the stockholders of the Company on or before November 11, 2003.

No  part  of the  option  is  currently  exercisable,  pending  approval  by the stockholders  of the Company at the 2003  Annual  Meeting of  Stockholders.  The
option may first be  exercised  with respect to 50% of the Shares at any time on or after stockholder  approval.  The option may be exercised with respect to the remaining  50% of the  Shares at any time on or after  November  22,  2003.  The option,  to the extent not  previously  exercised,  will expire on November  22,
2012.  You must purchase a minimum of 50 Shares each time you choose to purchase
Shares,  except to purchase the remaining Shares available to you (if fewer than
50).

This option is issued in accordance with and is subject to and conditioned  upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended,  provided,  however,  that no future amendment or termination of the Plan shall,  without your consent,  alter or impair any of your rights or obligations under this option. Reference is made to the  terms and  conditions  of the Plan,  all of which  are  incorporated  by reference in this option agreement as if fully set forth herein.

Unless at the time of the exercise of this option a registration statement under the  Securities  Act of 1933,  as amended (the  "Act"),  is in effect as to such
Shares,  any Shares  purchased  by you upon the exercise of this option shall be acquired for investment and not for sale or distribution,  and if the Company so requests,  upon any  exercise  of this  option,  in  whole or in part,  you will execute and deliver to the Company a  certificate  to such  effect.  The Company shall not be  obligated  to issue any Shares  pursuant to this option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise  qualified  under the Act or under any other  applicable statute,  regulation or ordinance  affecting the sale of securities,  unless and until such Shares have been so registered or otherwise qualified.

You understand and acknowledge  that,  under existing law, unless at the time of the exercise of this option a registration  statement under the Act is in effect as to such Shares (i) any Shares  purchased by you upon  exercise of this option may be required  to be held  indefinitely  unless  such Shares are  subsequently registered  under the Act or an exemption from such  registration  is available;
(ii) any sales of such Shares made in reliance upon Rule 144  promulgated  under the Act may be made only in  accordance  with the terms and  conditions  of that
Rule (which, under certain circumstances, restrict the number of shares that may be sold  and the  manner  in which  shares  may be  sold);  (iii) in the case of securities to which Rule 144 is not  applicable,  compliance  with  Regulation A promulgated  under the Act or some other disclosure  exemption will be required;
(iv)  certificates  for Shares to be issued to you hereunder shall bear a legend to the effect  that the Shares have not been  registered  under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective  registration  statement  under the Act  relating  thereto or an opinion of counsel  satisfactory  to the Company that such  registration  is not required;  (v) the Company will place an appropriate  "stop transfer" order with its  transfer  agent  with  respect to such  Shares;  and (vi) the  Company  has undertaken  no obligation to register the Shares or to include the Shares in any registration statement that may be filed by it subsequent to the issuance of the shares to you. In addition,  you understand and acknowledge that the Company has no  obligation  to you to furnish  information  necessary  to enable you to make sales under Rule 144.

This option (or  installment  thereof) is to be exercised by  delivering  to the
Company a written  notice of exercise in the form attached  hereto as Exhibit A, specifying  the number of Shares to be  purchased,  together with payment of the purchase  price of the Shares to be purchased.  The purchase price is to be paid in cash or as otherwise provided in the Plan.

Would you kindly  evidence your  acceptance of this option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                Very truly yours,

                                AMERICAN PACIFIC CORPORATION

                                By:
                                   ---------------------------------------------
                                   John R. Gibson, Chief Executive Officer

AGREED TO AND ACCEPTED:

--------------------------
[Name of Director], Optionee

                                       2

                                    EXHIBIT A
                                    ---------

American Pacific Corporation
3770 Howard Hughes Pkwy - Suite 300
Las Vegas, Nevada 89109

Gentlemen:

      Notice is hereby  given of my  election  to  purchase  ______  shares (the
"Shares")  of Common  Stock,  $.10 par value (the "Common  Stock"),  of American
Pacific  Corporation (the "Company") at a price of $8.36 per Share,  pursuant to the  provisions  of the option  granted  to me on  November  22,  2002 under the
Company's 2002 Directors Stock Option Plan (the "Plan").  I elect to pay for the
Shares (check all that apply):

     |_|  in cash, and my check in the amount of $________ is included with this election.

     |_|  by delivery  herewith of  ___________  shares of Common Stock having a total value of $___________,  such value  representing the Fair Market
          Value  (as  defined  in the  Plan) of that  number of shares of Common
          Stock on the date hereof.

     |_|  by  authorizing  the Company to withhold  from the Shares that I would otherwise  be entitled to receive  ___________  Shares  having a total value of $___________,  such value  representing the Fair Market Value
          (as  defined in the Plan) on the date  hereof of that number of shares of Common Stock.

      The following  information is supplied for use in issuing and  registering the Shares purchased hereby:

               Number of Certificates
               and Denominations             _______________________________

               Name                          _______________________________
               Address                       _______________________________
                                             _______________________________
                                             _______________________________
               Social Security Number        _______________________________

Dated:      _____________________

                                             Very truly yours,

                                            [Name of Director]